Exhibit 99

                      Labor Dispute at Arrow Plant Settled

     PASADENA, Calif.--(BUSINESS WIRE)--March 29, 2004--Ameron International Corporation (NYSE:AMN) today announced that on Friday, March 26, 2004, the labor dispute at its Water Transmission Group's Arrow Plant in Rancho Cucamonga, California was settled with workers agreeing to a new labor contract. Operations at the Arrow Plant will resume this week. A similar labor dispute at the Water Transmission Group's Fontana Plant in Etiwanda, California was settled on February 26. The previously-announced labor strike at the Company's principal aggregates and ready-mix concrete operations on Oahu in Hawaii is on-going. However, negotiations are continuing.

     Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange
(AMN), Ameron is a leading producer of water transmission lines; high-performance coatings and finishes for the protection of metals and structures; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials and products used in infrastructure projects. The Company operates businesses in North America, South America, Europe, Australasia and Asia. It also participates in several joint-venture companies in the U.S., Saudi Arabia, Kuwait and Egypt.

     Cautionary statement for purposes of the "Safe Harbor" provisions of The Private Securities Litigation Reform Act of 1995: Any statements in this report that refer to the estimated or anticipated future results of Ameron International Corporation ("Ameron" or the "Company") are forward-looking and reflect the Company's current analysis of existing trends and information. Actual results may differ from current expectations based on a number of factors affecting Ameron's businesses, including competitive conditions and changing market situations. Matters affecting the economy generally, including the state of economics worldwide, can affect Ameron's results. Forward-looking statements represent the Company's judgment only as of the date of this report. Since actual results could differ materially, the reader is cautioned not to rely on these forward-looking statements. Moreover, Ameron disclaims any intent or obligation to update these forward-looking statements.

    CONTACT: Ameron International Corporation
             James S. Marlen / Gary Wagner, 626-683-4000